NAME OF REGISTRANT:
Franklin Federal Tax-Free Income FundFile No. 811-3395
EXHIBIT ITEM No. 77Q(1): Copies of all constituent instruments defining the rights of the holders of any new class of securities

FRANKLIN FEDERAL TAX-FREE INCOME FUND

Certificate of Determination of Rights, Preferences
Privileges and Restrictions of the
Franklin Federal Tax-Free Income Fund - Class B Series of Franklin Federal Tax-Free Income Fund Series Class

BY RESOLUTION OF THE BOARD OF DIRECTORS
          The undersigned, Vice President and Secretary of
Franklin Federal Tax-Free Income Fund (the "Corporation"), a corporation organized and existing under the laws of the State of California, does hereby certify:

          1. That she is the Vice President and Secretary of the Corporation.

          2. That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, under the provisions of Section 401 of the Corporations Code of the State of California, the Board of Directors of the Corporation adopted the following resolutions fixing and determining the rights, preferences, privileges and restrictions of the "Franklin Federal Tax-Free Income Fund-Class B" series of the Franklin Federal Tax-Free Income Fund Series class of shares of the Corporation:

RESOLVED, that a third series of shares of the Franklin Federal Tax-Free Income Fund Series class of shares of the Corporation ("Federal Tax-Free Income Fund"), no par value, is hereby established and designated as "Franklin Federal Tax-Free Income Fund-Class B" (each referred to herein as a "Class B share" or the "Class B shares") and one hundred million (100,000,000) unissued shares previously authorized but not allocated to any series are hereby classified as and allocated to such new series; and it is

FURTHER RESOLVED, that each Class B share of the Federal Tax-Free Income Fund, shall represent proportionate interests in the same portfolio of investments as the shares of the existing series of Common Stock of the Federal Tax-Free Income Fund. Each Class B share shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the existing series of shares, all as set forth in the Corporation's charter, except for the differences hereinafter set forth:

(1) (a) Dividends and distributions paid to holders of the Class B shares of Common Stock of a series shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary with respect to such series from the dividends and distributions with respect to the other series of Common Stock of that class to reflect differing allocations of the expenses of the Corporation among the series, which shall include reductions for payments of fees under any 12b-1 Plan adopted for or relating to such Class B shares, and any resultant difference among the net asset values per share of the series, to such extent and for such purposes as the Board of Directors may deem appropriate; (b) Class B shares of a class shall have exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Class B shares of such class, including, without limitation, the provisions of any 12b-1 Plan adopted for and relating to the Class B shares; and (c) Class B shares shall not have voting rights with respect to the provisions of any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act applicable to any other series of the Federal Tax-Free Income Fund or with regard to any other matter submitted to a vote of shareholders which does not now or in the future affect the holders of the Class B shares.

(2) (a) Other than shares described in this paragraph (2)(a), each Class B share of the Federal Tax-Free Income Fund shall be converted automatically, and without any action or choice on the part of the holder thereof, into the series of the Federal Tax-Free Income Fund designated as "Franklin Federal Tax-Free Income Fund-Class I" (a "Class I share" or "Class I shares") on the Conversion Date. The term "Conversion Date" means the date on which the eighth anniversary of the date of issuance of the share occurs; provided that, subject to the provisions of the next sentence, for any Class B shares of the Federal Tax-Free Income Fund acquired through an exchange, or through a series of exchanges, as permitted by the Corporation and as provided in the prospectus relating to Class B shares, as such prospectus may be amended from time to time ("Prospectus"), from another investment company or another class of the Corporation (an "eligible investment company'), the Conversion Date shall be the conversion date applicable to the shares of the eligible investment company originally subscribed for in lieu of the Conversion Date of any shares acquired through exchange if such eligible investment company issuing the share originally subscribed for had a conversion feature, but not later than the Conversion Date determined as set forth above. For the purpose of calculating the holding period required for conversion, the date of issuance of a Class B share of the Federal Tax-Free Income Fund shall mean (i) in the case of a Class B share of the Federal Tax-Free Income Fund obtained by the holder thereof through an original subscription to the Federal Tax-Free Income Fund, the date of the issuance of such Class B share of the Federal Tax-Free Income Fund, or (ii) in the case of a Class B share of the Federal Tax-Free Income Fund obtained by the holder thereof through an exchange, or through a series of exchanges, from an eligible investment company, the date of issuance of the share of the eligible investment company to which the holder originally subscribed.

(b) Each Class B share of the Federal Tax-Free Income Fund (i) purchased through the automatic reinvestment of a dividend or distribution with respect to that Class B share or the corresponding series of any other investment company or of any other class of the Corporation issuing such series of shares, or
(ii) issued pursuant to an exchange privilege granted by the Corporation in an exchange or series of exchanges for shares originally purchased through the automatic reinvestment of a dividend or distribution with respect to shares of an eligible investment company, shall be segregated in a separate sub-account on the share records of the Corporation for each of the holders of record thereof. On any Conversion Date, a number of the shares held in the separate sub-account of the holder of record of the share or shares being converted, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the holder, into shares of Class I of the Federal Tax-Free Income Fund. The number of shares in the holder's separate sub-account so converted shall
(i) bear the same ratio to the total number of shares maintained in the separate sub-account on the Conversion Date (immediately prior to conversion) as the number of shares of the holder converted on the Conversion Date pursuant to paragraph (2)(a) hereof bears to the total number of Class B shares of the holder on the Conversion Date (immediately prior to conversion) after subtracting the shares then maintained in the holder's separate subaccount, or (ii) be such other number as may be calculated in such other manner as may be determined by the Board of Directors and set forth in the Prospectus.

(c) The number of Class I shares of the Federal Tax-Free Income Fund into which a Class B share is converted pursuant to paragraphs 2(a) and 2(b) hereof shall equal the number (including for this purpose fractions of a share) obtained by dividing the net asset value per share of such Class B share for purposes of sales and redemption thereof on the Conversion Date by the net asset value per share of the Class I shares of the same class for purposes of sales and redemption thereof on the Conversion Date.

(d) On the Conversion Date, the Class B shares of a class converted into shares of Class I of the same class will no longer be deemed outstanding and the rights of the holders thereof (except the right to (i) receive the number of shares of Class I into which Class B shares have been converted and (ii) receive declared but unpaid dividends to the Conversion Date or such other date set forth in the Prospectus and (iii) vote converting Class B shares held as of any record date occurring on or before the Conversion Date and theretofore set with respect to any meeting held after the Conversion Date) will cease. Certificates representing Class I shares of the Federal Tax-Free Income Fund resulting from the conversion need not be issued until certificates representing Class B shares converted, if issued, have been received by the Corporation or its agent duly endorsed for transfer.

(e) The automatic conversion of the Class B shares of the Federal Tax-Free Income Fund into Class U: shares of the Federal Tax-Free Income Fund, as set forth in paragraphs 2(a) and 2(b) hereof, may also be suspended by action of the Board of Directors at any time that the Board of Directors determines such suspension to be appropriate; and in connection with, or in lieu of, any such suspension, the Board of Directors may provide holders of the Class B shares with alternative conversion or exchange rights into other series of stock of the Corporation in a manner consistent with applicable law; and it is

FURTHER RESOLVED, that the proper officers of the Corporation are hereby authorized and directed to execute and file a Certificate of Determination with the Secretary of State of California and to take such additional actions as are hereby necessary to accomplish the intent of the foregoing resolutions.

          3. That the number of shares allocated to the "Franklin Federal Tax-Free Income Fund-Class B" series is one hundred million (100,000,000).
4.   That none of the shares of such series has been issued.

          The undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true to her own knowledge. Executed at San Mateo, California on Dec. 7,
1998.



               /s/ Deborah R. Gatzek
               Deborah R. Gatzek
               Vice President and Secretary

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